UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ) *

Southern Missouri Bancorp, Inc. (SMBC)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

843380 10 6
(CUSIP Number)

2/16/2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No .	843380 10 6	Page 2 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	595,835 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	360,266 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		595,835 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.27%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 327,969 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 11,940 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC is the managing member, 74,436 shares common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares common stock of the Issuer held by Bridge Equities X, LLC, and 46,300 shares common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 20,357 shares common stock of the Issuer held by other managed accounts that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.
(2)	Consists of 327,969 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 11,940 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 20,357 shares of common stock of the Issuer held by other managed accounts that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No .	843380 10 6	Page 3 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	327,969 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	327,969 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		327,969 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.90%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 327,969 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP No .	843380 10 6	Page 4 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	11,940 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	11,940 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		11,940 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.11%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 11,940 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC.

CUSIP No .	843380 10 6	Page 5 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	595,835 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	360,266 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		595,835 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.27%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 327,969 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 11,940 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC is the managing member, 74,436 shares common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares common stock of the Issuer held by Bridge Equities X, LLC, and 46,300 shares common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 20,357 shares common stock of the Issuer held by other managed accounts that FJ Capital Management manages. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
(2)	Consists of 327,969 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 11,940 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 20,357 shares of common stock of the Issuer held by other managed accounts that FJ Capital Management manages. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No .	843380 10 6	Page 6 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	74,436 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	74,436 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		74,436 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.66%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC.

CUSIP No .	843380 10 6	Page 7 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	20,613 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	20,613 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		20,613 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.18%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC.

CUSIP No .	843380 10 6	Page 8 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	42,711 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	42,711 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		42,711 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.38%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC.

CUSIP No .	843380 10 6	Page 9 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	51,509 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	51,509 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		51,509 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.46%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 51,509 shares of common stock of the Issuer held by Bridge Equities X, LLC.

CUSIP No .	843380 10 6	Page 10 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	46,300 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	46,300 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		46,300 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.41%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC.

CUSIP No .	843380 10 6	Page 11 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	235,569 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	235,569 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		235,569 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.08%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares of common stock of the Issuer held by Bridge Equities X,LLC, and 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No .	843380 10 6	Page 12 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	235,569 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	235,569 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		235,569 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.08%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares of common stock of the Issuer held by Bridge Equities X,LLC, and 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No .	843380 10 6	Page 13 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	235,569 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	235,569 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		235,569 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.08%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares of common stock of the Issuer held by Bridge Equities X,LLC, and 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No .	843380 10 6	Page 14 of 23

Item 1(a).	Name of Issuer:

Southern Missouri Bancorp, Inc. (SMBC)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2991 Oak Grove Road
Poplar Bluff, MO 63901

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Financial Opportunity Long/Short Fund LLC

Bridge Equities III, LLC

Bridge Equities VIII, LLC

Bridge Equities IX, LLC

Bridge Equities X, LLC

Bridge Equities XI, LLC

FJ Capital Management LLC

Martin Friedman

SunBridge Manager, LLC

SunBridge Holdings, LLC

Realty Investment Company, Inc

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Financial Opportunity Long/Short Fund LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Financial Opportunity Fund LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Martin Friedman

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Bridge Equities III, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No .	843380 10 6	Page 15 of 23

Bridge Equities XI, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).		Citizenship:

Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XI, LLC, and FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies

Martin Friedman – United States citizen

Realty Investment Company, Inc – Maryland corporation

Item 2(d).		Title of Class of Securities:

Common Stock

Item 2(e).		CUSIP Number:

843380 10 6

Item 3.		If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

CUSIP No .	843380 10 6	Page 16 of 23

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

FJ Capital Management LLC – 595,835 shares

Financial Opportunity Fund LLC – 327,969 shares

Financial Opportunity Long/Short Fund LLC – 11,940 shares

Martin Friedman – 595,835 shares

Bridge Equities III, LLC – 74,436 shares

Bridge Equities VIII, LLC – 20,613 shares

Bridge Equities IX, LLC – 42,711 shares

Bridge Equities X, LLC – 51,509 shares

Bridge Equities XI, LLC – 46,300 shares

SunBridge Manager, LLC – 235,569 shares

SunBridge Holdings, LLC - 235,569 shares

Realty Investment Company, Inc – 235,569 shares

(b)	Percent of class:

FJ Capital Management LLC – 5.27%

Financial Opportunity Fund LLC – 2.90%

Financial Opportunity Long/Short Fund LLC – 0.11%

Martin Friedman – 5.27%

Bridge Equities III, LLC – 0.66%

Bridge Equities VIII, LLC – 0.18%

Bridge Equities IX, LLC – 0.38%

Bridge Equities X, LLC – 0.46%

Bridge Equities XI, LLC – 0.41%

SunBridge Manager, LLC – 2.08%

SunBridge Holdings, LLC – 2.08%

Realty Investment Company, Inc – 2.08%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons - 0

CUSIP No .	843380 10 6	Page 17 of 23

(ii)	Shared power to vote or to direct the vote

FJ Capital Management LLC – 595,835 shares

Financial Opportunity Fund LLC – 327,969 shares

Financial Opportunity Long/Short Fund LLC – 11,940 shares

Martin Friedman – 595,835 shares

Bridge Equities III, LLC – 74,436 shares

Bridge Equities VIII, LLC – 20,613 shares

Bridge Equities IX, LLC – 42,711 shares

Bridge Equities X, LLC – 51,509 shares

Bridge Equities XI, LLC – 46,300 shares

SunBridge Manager, LLC – 235,569 shares

SunBridge Holdings, LLC - 235,569 shares

Realty Investment Company, Inc – 235,569 shares

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 360,266 shares

Financial Opportunity Fund LLC – 327,969 shares

Financial Opportunity Long/Short Fund LLC – 11,940 shares

Martin Friedman – 360,266 shares

Bridge Equities III, LLC – 74,436 shares

Bridge Equities VIII, LLC – 20,613 shares

Bridge Equities IX, LLC – 42,711 shares

Bridge Equities X, LLC – 51,509 shares

Bridge Equities XI, LLC – 46,300 shares

SunBridge Manager, LLC – 235,569 shares

SunBridge Holdings, LLC - 235,569 shares

Realty Investment Company, Inc – 235,569 shares

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

CUSIP No .	843380 10 6	Page 18 of 23

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No .	843380 10 6	Page 19 of 23

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/17/2023

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:      /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Opportunity Long/short fund LLC

By: FJ Capital Management LLC, its Managing Member

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:      /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

CUSIP No .	843380 10 6	Page 20 of 23

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities X, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

CUSIP No .	843380 10 6	Page 21 of 23

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

CUSIP No .	843380 10 6	Page 22 of 23

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock Southern Missouri Bancorp, Inc (SMBC) shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC

By:    FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Opportunity Long/short

Fund LLC

By:    FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities IX LLC

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES X llc

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES XI LLC

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

CUSIP No .	843380 10 6	Page 23 of 23

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President